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EXHIBIT 2.5

      This Indemnity and Hold Harmless Agreement made as of this 30th day of September, 2001 by Evans Environmental and Geological Science & Management, Inc. ("EE&G"), a Florida corporation which is wholly-owned by the members of EE&G management listed on Schedule I hereto ("EE&G Management"), in favor of Third Millennium Telecommunications, Inc., a New Jersey corporation ("TMT") and the current shareholders of TMT listed on Schedule II hereto.

                                 WITNESSETH:

      WHEREAS, ECOS Group, Inc. ("ECOS"), TMT, each of the individuals listed on Schedule I attached thereto (collectively, "EE&G Management"), and each of the current shareholders of TMT listed on Schedule II (collectively, the "Sellers") attached hereto are parties to that certain Share Exchange Agreement dated as of June 14, 2001, and a First Amendment and a Second Amendment to the Share Exchange Agreement (collectively the "Share Exchange Agreement");

      WHEREAS, pursuant to Section 13.1(k) of the Share Exchange Agreement, ECOS and EE&G Management are required to deliver to TMT and to each of the Sellers, creditor releases and indemnification and hold harmless agreements to the satisfaction of TMT releasing TMT from any and all liabilities of ECOS, either known or unknown, up to the date of Closing (as defined in the Share Exchange Agreement), and

      WHEREAS, EE&G Management have been unable to supply all such creditor releases, and this agreement is intended to satisfy the obligation of EE&G Management referred to in the said Section 13.1(k); and

      WHEREAS, the parties have agreed that EE&G will perform any obligations of EE&G Management pursuant to Section 13.1(k) of the Share Exchange Agreement.

      NOW THEREFORE, IN CONSIDERATION OF the foregoing premises, and other good and valuable consideration, the parties agree that:

      EE&G (the "Indemnitor"), which will be 100% controlled by the members of EE&G Management upon Closing, hereby agrees to indemnify and hold harmless TMT and each of its shareholders, officers, directors, employees, attorneys, and agents (the "Indemnified Parties") from any and all liabilities of ECOS, whether known or unknown, and whether liquidated or unliquidated incurred or arising out of events which transpired or failed to occur from the beginning of the world up to and including the date of this Agreement, including but not limited to any and all losses, claims, damages and liabilities (including, without limitation, legal fees and disbursements) to which they may become subject in respect of any claim asserted against ECOS.

      2. A party seeking indemnification shall give prompt notice to the Indemnitor of any claim for indemnification arising under this Agreement. The Indemnitor shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnitor, at the Indemnitor's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnitor shall not be obligated to pay the fees and disbursements of separate counsel for such Indemnified Party in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnitor, in that there could reasonably be expected to be a conflict of interest if such Indemnitor and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then the Indemnitor may employ separate counsel to represent or defend such Indemnified Party, and the Indemnitor shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnitor which consent shall not be unreasonably withheld.

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       3.    All oral or written statements, representations, promises, and agreements of parties with respect to the subject matter hereof are merged into and superseded by this Agreement, which alone fully and completely expresses their agreement.

       4. This Agreement may not be altered, amended, changed, waived, or modified in any respect or particular unless the same shall be in writing signed by all of the parties hereto.

       5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

       IN WITNESS WHEREOF, each of the parties hereto has executed this agreement as of the date first set forth above.

                                 Evans Environmental and Geological Science &
                                 Management, Inc.

                                 By:    /s/ Timothy Gipe
                                    __________________________________
                                    Timothy Gipe, Pres

                                 Accepted and Agreed:

                                 Third Millennium Telecommunications, Inc.

                                 By:    /s/ Michael Galkin
                                    __________________________________
                                    Michael Galkin, President

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                                  SCHEDULE I

                               EE&G Management


                                Charles Evans
                               Timothy R. Gipe
                                 David Reed
                               Craig Clevenger
                                  Jay Sall
                                Mark Skweres
                              Richard Grupenhoff
                               Daniel Cottrell
                               Donald Schambach

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                                  SCHEDULE II

                              TMTI Shareholders


                                Michael Galkin
                                Robert Menaker
                                  Ed Galkin
                                  Ken Falk
                               Aspen Ridge Corp.
                                 Solutions.com
                               Tiffany Ann Valo
                             Tiffany Valo Trust II

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